News Release

Press Contacts:

Jackie Berger

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Andrew Broom

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www.hawkerbeechcraft.com

Hawker Beechcraft Reports 2007 Aircraft Deliveries

WICHITA, Kan. (Feb. 5, 2008) - Hawker Beechcraft Acquisition Company, LLC (HBAC) reported 150 business and general aviation aircraft deliveries for its fourth quarter and 430 for the year 2007. Deliveries for the full year 2007 include those delivered by Raytheon Aircraft, the predecessor business to HBAC, in the first calendar quarter of the year. This information was reported as part of an industry-wide statistical accumulation of aircraft deliveries by the General Aviation Manufacturers Association.

Total business and general aviation aircraft deliveries by model during the fourth quarter and for the fiscal year ending December 31, 2007, were as follows:

2007 UNITS

Q4 TOTAL YEAR

Hawker 900XP 24 32

Hawker 850XP/800XP 5 35

Hawker 400XP 14 41

Premier IA 22 54

King Air 350 20 53

King Air 200/200GT 25 58

King Air C90GT/C90GTi 10 46

Baron G58 11 38

Bonanza G36 19 73

Total Business and General Aviation Aircraft Deliveries: 150 430

Hawker Beechcraft is the world's leading business, special-mission and trainer aircraft manufacturer - designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company's headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; and Chester, England, U.K. The company leads the industry with a global network of over 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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Statements made in this news release that state Hawker Beechcraft's or its management's intentions, beliefs, expectations, or predictions for the future constitute "forward looking statements" as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.